Release:    January 20, 2016

CP-NS combination will ease congestion in key Chicago rail hub, CP argues in white paper
Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) today released a white paper showing how CP’s proposed combination with Norfolk Southern Corp. (NS) will alleviate congestion in the key rail hub of Chicago.

The full text of the white paper, The Opportunity to Alleviate Congestion in Chicago, is below. A PDF version can be downloaded at: http://www.cpr.ca/en/investors.

The Opportunity to Alleviate Congestion in Chicago
The status quo is not an option for North American rail

Canadian Pacific (CP) has proposed a transformational merger with Norfolk Southern Corp. (NS) that would enhance competition and create new markets and options for customers across North America. This transaction would also alleviate congestion in the key rail hub of Chicago, where gridlock in the winter of 2013-14 hobbled the industry for months and threatened to hinder the U.S. economic recovery.

A CP-NS combined network would have a meaningful, lasting impact on Chicago congestion for the clear benefit of customers, competitors and the broader economy. A CP-NS combination would reduce congestion and create capacity in Chicago by:

•	Providing options to shift traffic to alternative routings, which would also serve to relieve pressure across the network.

•	Making operational improvements to a switching carrier and moving processing interchanges within Chicago to underutilized hubs outside the city.

•	Identifying a number of other opportunities for operational improvements in train and routing management.

Chicago is a Capacity-Constrained Major Railway Hub

Chicago is the most critical freight hub within North America’s rail system where the threat of gridlock is constant and rooted in the status quo. In 2014, roughly 25 percent of all rail freight traffic traveled through Chicago where six major Class I freight railroads connect. According to the recently released Amtrak Chicago Gateway Blue Ribbon Panel Report, Chicago is also "the most important hub in Amtrak's national network." Additionally, more than 700 weekday Metra commuter rail trains operate in the Chicago area.

Today, this hub is a chokepoint for rail freight and passenger traffic as capacity in the region is constrained. On a good day, it takes a train on average "30 hours to get through Chicago – about the same amount of time it takes the same train to travel from Chicago to the East Coast." But, in this constrained environment, surges in freight volumes, severe weather and other adverse events can quickly lead to significant disruption and that disruption can impact the national economy.

We learned this lesson in the winter of 2013-2014 when a bumper grain crop and prolonged, extreme weather conditions collided to create gridlock that impacted the entire North American rail system for several months. With freight volumes expected to double by 2025, this is a problem that must be addressed now. Otherwise, "the next Chicago rail crisis is inevitable." The Amtrak Blue Ribbon Panel issued a call to action with a stark warning:

"If aggressive action is not taken now to address what may well be our country’s most significant transportation bottleneck, the adverse national, regional and local impacts on passenger and freight rail transportation, and on the economy, will be enormous."

No Easy Fix

There is neither an easy nor inexpensive fix. With so many stakeholders, it is difficult to gain alignment and reach consensus on improvement initiatives, especially since most solutions are costly, complicated and impact different stakeholders in different ways. Despite best efforts to address congestion in Chicago, programs such as the Chicago Region Environmental and Transportation Efficiency Program (CREATE), have fallen far short. Among other problems, CREATE lacks funding. Even fully funded, CREATE on its own cannot do enough to avert future gridlock. Much more must be done.

CP is Focused on Improving Chicago

In 2014, approximately 22 percent of all CP's traffic traveled through Chicago, and roughly 47 percent of all of CP's interchange traffic interchanged in the city. Even when things are functioning smoothly in Chicago, it serves as a chokepoint. Shippers have complained that it takes 48 hours for a train to get from LA to Chicago and then another 30 hours to travel across the city. The time to get through Chicago translates into higher inventory and equipment costs for the entire supply chain, and additional delays due to surge volumes or inclement weather can substantially increase these negative impacts and costs. Consequently, when problems arise in Chicago, as they did in 2013-14, customers across the network pay a higher price. The importance of a fluid Chicago to the North American rail industry as a whole, means it is critical to be proactive in finding solutions before the next significant gridlock situation occurs.

As delays occur, customers typically will request additional cars to make up for the slower cycle times. However, adding more cars is often the wrong thing to do. It is like adding cars to a highway during rush hour: It exacerbates the congestion and prolongs the disruption.
A CP-NS combination provides both the flexibility to avoid Chicago and the ability to improve operations in Chicago, which will be of enormous benefit to CP and NS customers. A more efficient Chicago lowers costs, improves service, and in turn, enables our customers to be more productive and more competitive.

Positive Impact of Transaction Encompasses More Than CP-NS

A CP-NS combination would also have a much broader impact by opening up capacity for other carriers and improving operational efficiency within Chicago. Furthermore, even if some carriers continue to insist on a Chicago interchange, notwithstanding the alternative locations that a CP-NS combination makes possible, the option to shift traffic to these alternative routings temporarily provides a critical safety valve that can relieve pressure across the network. As a result, the national rail network would be more robust and resilient.

Claims that a CP-NS combination would have a minimal impact on Chicago or even exacerbate the problem are unfounded. While CP does not yet have access to relevant NS data to evaluate the full magnitude of the impact a merger could have on Chicago, preliminary analysis shows that it is substantial and positive. In the North American rail industry, there is complete agreement on the need to reduce, not add to, the more than 13.5 million rail cars that pass through Chicago annually. A CP-NS combination would be a positive step forward in reducing this traffic and alleviating congestion in Chicago.

However, the impact on Chicago of a CP-NS combination is not just about current NS and CP traffic in isolation. Both railways interchange with other railways in the city and a combined network allows both run-through and bypass options for this other traffic, thereby removing processing and duplicate interchanges within the city.

Direct routes from eastern Canada and the northeast U.S. to Kansas City or St. Louis and intermediate interchanges open up new scenarios and reduce dependency on Chicago. Thus, we are confident that once we are able to review NS data, we will be able to identify even more opportunities to unlock additional capacity in Chicago.
Bypass Congested Chicago Yards on the Belt Railway of Chicago (BRC) and Indiana Harbor Belt (IHB) Railway

BRC and IHB act as the middle men in Chicago for rail freight. The interchange between Class I's of a substantial amount of Chicago traffic is handled by these two railroads, which operate on capacity-constrained routes and yards. A combined CP-NS entity will be the majority owner of the IHB, which would put it in a position to make much needed improvements in the operational efficiency of this switching carrier while ensuring that IHB switches all carriers on a neutral and non-discriminatory basis. Further, rather than stopping in BRC and IHB yards for processing, a combined CP-NS will be able to build trains elsewhere and bypass yards in Chicago for interchange with other Class I railroads at underutilized hubs outside of Chicago. This reduces congestion and creates much needed capacity for all carriers on the BRC and IHB.

Specific Opportunities to Alleviate Congestion in Chicago
CP has identified the following opportunities in the combined network that would help reduce congestion in Chicago and expects to identify additional opportunities once it obtains access to NS data:

Manifest Trains

A "manifest" train is made up of cars, or blocks of cars, with multiple origins and/or destinations. Manifest trains require a considerable amount of switching as cars from multiple origins must be assembled together in blocks by destination, and those blocks must then be joined with other cars or blocks of cars headed in the same direction to form a train. Today, much of the blocking of CP's manifest traffic is performed at CP's Bensenville Yard in Chicago and interchanged over the BRC. With a CP-NS combination, CP could capitalize on blocking activities performed at NS' Yard in Elkhart, IN. Current CP traffic could be added to manifest trains that could then run straight through or bypass Chicago entirely. Blocking for westbound traffic that CP currently interchanges with other western carriers could similarly shift to Elkhart and run through or avoid Chicago. For example, CP could block traffic from eastern Canada and northeast U.S. into Elkhart, adding to manifest trains that operate into Union Pacific's (UP) yards at North Platte, NE, Proviso, IL and Pine Bluff, AR.

Automotive Trains

CP serves automotive plants in Ontario and must interchange much of this traffic in Chicago. Loaded automotive racks (rail cars used to move automobiles), from the plants headed west are interchanged in Chicago with either the UP or Burlington Northern Santa Fe (BNSF). When an automotive customer requests empty automotive racks, CP gets the majority of those racks from other carriers in Chicago. A CP-NS combination would provide the option to interchange loaded traffic at St. Louis, Kansas City, and at intermediate interchanges south of Chicago. In addition, it would allow for sourcing of empty automobile racks from locations other than Chicago, enabling more efficient and reliable handling and routing of this equipment, while reducing congestion in Chicago.

Intermodal Trains

CP has two intermodal train departures per day from one terminal in Chicago involving 10 destination terminals. NS has upwards of 18 departures per day out of four Chicago intermodal terminals connecting to 34 destination terminals in the south and east. A CP-NS combination provides options to consolidate or to use more efficient routings for at least some of this traffic. For example, westbound CP intermodal traffic that CP today terminates on the west side of Chicago could move via Buffalo into NS' 47th Street intermodal terminal, eliminating the cross town move through Chicago.

Quad Cities

CP currently must route eastbound Quad Cities' traffic through Chicago. By utilizing NS connections in western Illinois extending into Iowa, a combined CP-NS may be able to route that traffic more efficiently and bypass Chicago without a circuitous backhaul to Kansas City.

Kansas City and Detroit

CP traffic that originates in eastern Canada and northeastern U.S. that is currently routed via Chicago could be routed more efficiently through Detroit to Kansas City for interchange with other carriers. The traffic would bypass Chicago and save approximately 73 route miles. Westbound CP traffic received at Kansas City could be handled similarly.

St. Louis

Eastbound manifest grain and occasional potash trains that originate in the northern plain states or in western Canada could avoid an intermediate handling on the BRC by moving directly to Elkhart and then down into St. Louis where they could be interchanged with the UP or with the river barges.

Buffalo

CP believes that Buffalo is an underutilized gateway to the northeast that could be used to route manifest, intermodal and unit trains that are currently routed through Chicago. This could include Croxton, NJ and Elizabeth Marine Terminal, NJ intermodal traffic as well as traffic from western Canada. CP traffic that now is routed over Lake Erie could be routed over the shorter route south of the lakes and eliminate two border crossings.

Proposed Transaction will Positively Address Congestion Issues in Chicago

A combined CP-NS network will reduce congestion in Chicago and free up capacity for other railways. By diverting hand-offs between railways to underutilized hubs outside the city and reducing processing in yards within the city, there is a real opportunity to make a meaningful contribution to address the congestion in Chicago while significantly improving service for diverted traffic. The result is a stronger and more resilient rail network better able to avoid and recover from future service disruptions.

The status quo is not an option for Chicago.

Forward Looking Statement
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to CP's proposal to NS regarding a possible business combination, the anticipated results and benefits of the proposed transaction and matters relating to regulatory approvals and changes. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including but not limited to the following factors: the ability of the parties to agree to the terms of a proposed transaction; the ability of the parties to obtain the required regulatory approvals; the ability to recognize the financial and operational benefits of the transaction; changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes.  The foregoing list of factors is not exhaustive.

These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States.  Reference should be made to "Management's Discussion and Analysis" in CP's annual and interim reports, Annual Information Form and Form 40-F. Readers are cautioned not to place undue reliance on forward-looking information. Forward-looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

Rule 425 Disclosure
This announcement is neither an offer to purchase or exchange nor a solicitation of an offer to sell securities. Subject to future developments, additional documents regarding the proposed transaction may be filed with the SEC. Investors and security holders are urged to read such disclosure documents regarding the proposed transaction, if and when they become available, because they will contain important information.  Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by CP with the SEC at the SEC's website at www.sec.gov. The disclosure documents and these other documents may also be obtained for free from CP at http://www.cpr.ca/en/investors or by directing a request to Canadian Pacific Railway Limited, 7550 Ogden Dale Road S.E., Calgary, Alberta, Canada, T2C 4X9, Attention: Office of the Corporate Secretary.

CP and its directors, executive officers and other employees may be deemed to be participants in any solicitation of CP or NS shareholders in connection with the proposed transaction.  Information about CP's executive officers and directors is available in CP's Annual Report on Form 40-F for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015. Additional information about the interests of potential participants will be included in any proxy statement filed in connection with the proposed transaction.

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

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